Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Steve Kircher, CEO	Ted Haberfield, Executive VP
Solar Power, Inc.	HC International, Inc.
(916) 745-0900	(760) 755-2716
thaberfield@hcinternational.net
Solar Power, Inc. Reports a 135% Increase in Revenues
to $19.6 Million for the Third Quarter 2008
Company Reports Record Revenue and Raises 2008 Revenue
Guidance to $48 Million
ROSEVILLE, Calif.—November 10, 2008 — Solar Power, Inc. (“SPI”) (OTCBB:SOPW) a vertically integrated manufacturer of photovoltaic (PV) modules and marketer, designer and installer of PV solar electric systems today announced its financial results for the third quarter of 2008. SPI serves commercial customers in both the U.S. and international markets, and through its wholly owned subsidiary Yes! Solar SolutionsTM, serves the U.S. residential market.
Recent Company Highlights:
•	For the third quarter of 2008 the Company reported record revenues of $19.6 million, surpassing 2007 full-year revenues of $18.1 million.

•	In the third quarter of 2008 the Company’s wholly owned factory in Shenzhen, China achieved production at a rate of 4 megawatts of solar modules per month.

•	In July 2008, the Company executed a long-term supply agreement with Solyndra, Inc. that provides approximately $325 Million of CIGS-based thin-film panels over the next four years.

•	In August 2008, the Company began construction to power the Marshall Medical Center which includes installation of 3,370 solar modules providing 669 kilowatts of electricity.

•	The Company introduced the ClickRack™, which utilizes a revolutionary low-profile mounting system that reduces installation time and is the backbone of the Yes! Mosaic™ residential photovoltaic (PV) solar home energy systems.

•	The Company announced the beginning of installation of new photovoltaic (PV) solar electric systems to provide a combined 512 kilowatts of solar power to STAPLES Center and NOKIA Theatre L.A. LIVE. Governor Schwarzenegger presided over the STAPLES Center rooftop ceremony on October 28, 2008.

•	The Company executed its third Yes! Solar Solutions franchise agreement to serve the Greater South Bay and East Bay Areas of Northern California.
Third Quarter of 2008 Results (Unaudited):
Net sales for third quarter ended September 30, 2008 increased 135% to $19.6 million compared to $8.4 million for the same quarter in 2007. Net sales in the photovoltaic construction and sales segment increased to $18.8 million for the third quarter of 2008 compared to $7.3 million for the same quarter in 2007. The increase is attributable to sales of Company-manufactured solar panels of $15.8 million; and system design and installation revenues of $3.0 million. Net sales in the cable, wire and mechanical assemblies segment decreased 25% to approximately $0.79 million compared to $1.06 million for the same quarter in 2007 primarily due to a decrease in orders from one customer.
Gross profit for the third quarter 2008 was $1.9 million or approximately 9.5% of sales, compared to $0.66 million, or 7.8% of sales, in the third quarter of 2007, an increase of $1.24 million or 188%. On a sequential basis, gross profits grew from $1.4 million in the second quarter of 2008 to $1.9 million in the third quarter of 2008. The increase in gross profit was due to the increase in sales in our photovoltaic construction and sales segment.
Operating expenses for the third quarter of 2008 were $2.8 million or 14% of sales compared to $2.1 million, or 25% of sales, for the same period last year.
Net loss for the third quarter of 2008 was $0.97 million, or $0.03 per basic and diluted share, compared to a net loss of $1.4 million, or $0.04 per share basic and diluted share in the third quarter of 2007 based on 37.7 million and 32.9 million basic and diluted shares, respectively.
Jeff Winzeler, Solar Power’s CFO, commented, “The third quarter recorded record sales for the Company. We continued to grow the photovoltaic (PV) segment of our business across all distribution channels”. Mr. Winzeler further commented, “I am especially pleased that we are able to significantly grow our business while aggressively managing our spending”.
Nine Month Results (unaudited):

Net sales increased approximately 165% to $35.5 million for the nine months ended September 30, 2008 as compared to $13.4 million for the same period last year. Operating expenses for the nine months ended September 30, 2008 were $9.0 million compared to $6.4 million for the same period in 2007, an increase of 39%. Net loss was $5.7 million, for the nine months ended September 30, 2008, an increase of $1.2 million, or approximately 27% compared to same period last year. Loss per basic and diluted share was $0.15 for the nine months ended September 30, 2008 compared to $0.14 for the nine months of 2007 based on 37.7 million and 32.7 million basic and diluted shares, respectively.
Balance Sheet:
Cash and cash equivalents at September 30, 2008 were $3.3 million. Common shares outstanding at September 30, 2008 were 37,771,325. Accounts receivable were $5.4 million. Inventory was $7.8 million.
Increase of 2008 Financial Guidance:
Based on strong revenue performance of $35.5 million for the nine months ended September 30, 2008 the Company announces an upward revision of its 2008 full-year revenue guidance to $48 million from previously announced $36 million.
Conference Call Information:
The conference call will take place at 4:30pm ET on today, November 10, 2008. Interested participants should call 1-800- 762-8908 when calling within the United States or 1-480-629-9041 when calling internationally.
A playback will be available through November 17, 2008. To listen, please call 1-800-406-7325 within the United States or 1- 303-590-3030 when calling internationally. Utilize the pass code 3931523 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00005753, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through November 17, 2008.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American commercial and public sector building markets a complete solution through a single brand. The company’s Yes! Solar SolutionsTM subsidiary provides the U.S. small- to mid-sized business and residential market segments with turnkey PV solar systems through a growing retail franchise network. Throughout Europe and Asia, the company sells its products direct to distributors and turnkey solutions providers. Solar Power, Inc. operates from its Roseville, California headquarters.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share data)

	As of	As of
	September	December 31,
	30, 2008	2007
	(unaudited)	(audited)

ASSETS

Current assets:
Cash and cash equivalents	$3,342	$6,840
Accounts receivable, net of allowance for doubtful accounts of $0 and $48 at September 30, 2008 and December 31, 2007, respectively	5,383	5,353
Costs and estimated earnings in excess of billings on uncompleted contracts	320	2,208
Inventories, net	7,761	6,945
Prepaid expenses and other current assets	1,542	967
Restricted cash	—	800

Total current assets	18,348	23,113

Goodwill	435	435
Restricted cash	527	1,395
Property, plant and equipment at cost, net	2,199	2,066

Total assets	$21,509	$27,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,740	$4,957
Line of credit	—	931
Accrued liabilities	2,807	2,063
Income taxes payable	81	88
Billings in excess of costs and estimated earnings on uncompleted contracts	651	3
Loans payable and capital lease obligations	346	342

Total current liabilities	8,625	8,384
Loans payable and capital lease obligations, net of current portion	395	655

Total liabilities	9,020	9,039

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, par $0.0001, 100,000,000 shares authorized 37,771,325 and 37,573,263 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	4	4
Additional paid in capital	27,874	27,404
Translation adjustment	(295)	—
Accumulated deficit	(15,094)	(9,438)

Total stockholders’ equity	12,489	17,970

Total liabilities and stockholders’ equity	$21,509	$27,009

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except for share data)

	For the Nine Months Ended		For the Three Months Ended
	September	September	September	September
	30, 2008	30, 2007	30, 2008	30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$35,509	$13,421	$19,629	$8,370
Cost of goods sold	32,226	11,622	17,762	7,714

Gross profit	3,283	1,799	1,867	656

Operating expenses:
General and administrative	6,808	4,732	2,134	1,711
Sales, marketing and customer service	1,749	1,710	558	357
Product development	396	—	128	—

Total operating expenses	8,953	6,442	2,820	2,068

Operating loss	(5,670)	(4,643)	(953)	(1,412)

Other income (expense):
Interest expense	(108)	(67)	(34)	(59)
Interest income	120	245	15	46
Other income, net	5	—	0	—

Total other income (expense), net	17	178	(19)	(13)

Loss before income taxes	(5,653)	(4,465)	(972)	(1,425)

Income tax expense	3	2	—	—

Net loss	$(5,656)	$(4,467)	$(972)	$(1,425)

Net loss per common share Basic and diluted	$(0.15)	$(0.14)	$(0.03)	$(0.04)

Weighted average number of common shares used in computing per share amounts	37,671,794	32,696,227	37,740,368	32,930,303